 EMPLOYMENT AGREEMENT

This Employment Agreement is effective as of November 2, 2005 by and between Petrol Oil and Gas Inc, a Nevada Corporation (“Employer”) and Paul Branagan, (“Executive”).

Recitals

WHEREAS, Employer is an oil and gas exploration, development and production company seeking to build value through the development and acquisition of gas and oil assets that exhibit consistent, predictable, and long-lived production. Employer is desirous of acquiring the special skills and abilities and background in and knowledge of Executive as it relates to Employer’s business and the oil and gas industry.

WHEREAS, Employer seeks assurance of the association and services of Executive in order to retain his experience, skills, abilities, background, and knowledge, and is therefore willing to engage his services on the terms and conditions set forth below.

WHEREAS, Executive desires to commence working with Employer and is willing to do so on those terms and conditions.

NOW THEREFORE, in consideration of the above recitals and the mutual promises and conditions in this Agreement, and other good and valuable considerations, the receipt and sufficiency of which is hereby acknowledged, the parties agree as follows:

1. EMPLOYMENT. Employer shall employ Executive as Chief Executive Officer and President.

2. EXECUTIVE’S DUTIES.

2.1. Duties at Employer: Executive shall represent the Employer as Chief Executive Officer and President of Employer. Executive shall possess the power and authority to hire and fire all employees of Employer, unless otherwise directed by the Employer to the contrary. Executive shall assist in managing and conducting the business of Employer by setting and implementing procedures and policies of Employer. Executive’s duties shall include, but not be limited to the following:

                            2.1.1    Directing the use and control of finances;

                            2.1.2    Appointing and dismissing all employees of Employer;

                            2.1.3    Implementing long-term strategies and policies by defining and implementing short, medium, and long-term objectives;

                            2.1.4    Communicating the intentions and results of management to Employer’s Board on a regular basis.

                            2.1.5    Borrowing or obtaining credit in any amount or executing any guaranty,

                            2.1.6    Approving a budget and any amendments thereto;

                            2.1.7    Determining and approving long-term policies and strategies;

3. DEVOTION OF TIME. During the period of his employment hereunder, Executive shall devote a majority of his business time, interest attention, and effort to the faithful performance of his duties hereunder. However, Executive may serve, on the boards of directors of, and hold any other offices or positions in, companies or organizations in which he currently holds a position, or others which, in the judgment of Employer’s Board of Directors (the “Board” as expressed in a written Board Resolution), will not present any conflict of interest with Employer or adversely affect the performance of Executive’s duties pursuant to this Agreement.

4. NON COMPETITION DURING TERM OF EMPLOYMENT. During the employment term, Executive shall not, directly or indirectly, whether as a partner, employee, creditor, shareholder, or otherwise, promote, participate, or engage in any activity or other business directly competitive with Employer’s business, except with express permission of the Board. In addition, Executive, while employed, shall not take any action without Employer’s prior written consent to establish, form, or become employed by a competing business on termination of employment by Employer, Executive’s failure to comply with the provisions of the preceding sentence shall give Employer the right (in addition to all other remedies Employer may have) to terminate any benefits or compensation to which Executive may be otherwise entitled following termination of this Agreement.

5. VARIATION OF DUTIES. During the term hereof, Executive shall not vary the terms of his employment with Employer, without the specific written authorization from the Board of Directors.

6. TERM OF AGREEMENT. Subject to earlier termination as provided in this Agreement, Executive shall be employed for a Five (5) year term beginning on the date first written above, and ending September 30, 2010.

6.1 TERM EXTENSION. At any time prior to the expiration of the Term, as stated in section 6, Employer and Executive may, by mutual agreement, extend Executive’s employment under the terms of this Agreement for such additional periods as they may agree.

7. LOCATION OF EMPLOYMENT. Unless the parties agree otherwise in writing, during the employment term Executive shall perform the services he is required to perform under this Agreement at Employer’s principal executive office located in Las Vegas, NV; provided, however, that Employer may from time to time require Executive to travel temporarily to other locations on Employer’s business.

8. COMPENSATION. Employer shall pay compensation to Executive in the following amounts and on the following terms:

8.1 Salary. For all services rendered by Executive in any capacity during the term of this Agreement, Employer shall pay Executive annual compensation of $225,000, in equal, bi-monthly installments payable on the 1st and 16th days of each month, or in such other manner as is the general practice of Employer. Effective September 30th for each successive year this Agreement is in effect, compensation shall be adjusted by a ten percent (10%) increase of the Salary. The Board of Directors shall have the right to increase the Salary more often than annually at its sole discretion.

8.2	Stock Options. In addition to the basic salary provided for above, Employer hereby grants to executive the following:

8.2.1

Extension of previously granted stock options. Pursuant to Executive’s previous employment agreement with Employer, Employer granted Executive stock options to purchase 1,250,000 shares of Employer’s common stock at prices ranging from $0.50 per share to $2.50 per share for a period of three (3) years. Employer hereby extends the expiration date on all of Executive’s prior issued stock options to September 30, 2010.

8.2.2

the right, privilege and option (the “Stock Option”) to purchase a total of Five Hundred Thousand (500,000) shares of the common stock $0.001 par value, of Employer (the “Option Shares”), which are to be fully vested and become exercisable immediately and which shall expire on September 30, 2010. The exercise price per share of the Option Shares shall be $1.75 per share.

The option rights granted hereby shall be cumulative. Upon becoming exercisable, the option rights shall be exercisable at any time and from time to time, in whole or in part; provided, however, that options may be exercised only during such time as Executive is employed by Employer under the terms of this Agreement. Executive shall forfeit all right and privilege to all unexecercised options immediately and automatically upon the termination of this Agreement, for any reason and by any party. The options shall be exercised by written notice directed to Employer, accompanied by a check payable to Employer for the Option shares being purchased. Employer shall make immediate delivery of such purchased shares, fully paid and non-assessable, registered in the name of Executive. All share certificates issued to Executive in the Stock Option shall bear the following restrictive legend, unless and until such shares have been registered in accordance with the Securities and Exchange Act of 1933, as amended (the “Act”):

THE SHARES OF STOCK REPRESENTED BY THIS CERTIFICATE HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED, (THE “ACT”), OR THE SECURITIES LAWS OF ANY OTHER JURISDICTION, AND MAY NOT BE SOLD, TRANSFERRED, PLEDGED, HYPOTHECATED, OR OTHERWISE DISPOSED OF IN ANY MANNER UNLESS THEY ARE REGISTERED UNDER SUCH ACT AND THE SECURITIES LAWS OR ANY APPLICABLE JURISDICTIONS OR UNLESS PURSUANT TO ANY EXEMPTION THEREFROM.

Employer shall use its best efforts to register the Option Shares under the Act at the earlier of such time as it registers shares issuable pursuant to a qualified employee stock option plan or such time as it registers shares beneficially owned by or issued to others.

Employer currently has total authorized common shares of one hundred million (100,000,000). If, and to the extent that the number of authorized shares of common stock of Employer shall be increased beyond such 100,000,000, or reduced from 100,000,000 by whatever action, including but not limited to change of par value, split, reclassification, distribution or a dividend payable in stock, or the like, the number of shares subject to the Stock Option and the option price per share shall be proportionately adjusted. If, however, Employer, for any reason, issues additional common stock in any amount up to the 100,000,000 shares authorized, no such adjustment shall be applicable. If Employer is reorganized, consolidated or merged with another corporation, Executive shall be entitled to receive options covering shares of such reorganized, consolidated, or merged company in the same proportion, at an equivalent price, and subject to the same conditions. For purposes of the preceding sentence, the excess of the aggregate fair market value of the shares subject to the option immediately after any such reorganization, consolidation, or merger over the aggregate option price of such shares shall not be more than the excess of the aggregate fair market value of all shares subject to the Stock Option immediately before such reorganization, consolidation, or merger over the aggregate option price of such shares, and the new option or assumption of the old Stock Option shall not give Executive additional benefits which he did not have under the old Stock Option, or deprive him of benefits which he had under the old Stock Option.

Executive shall have no rights as a stockholder with respect to the Option Shares until exercise of the Stock Option and payment of the Option Price as herein provided.

8.3

Over Riding Royalty Interest. Executive shall receive a 1/100 Over Riding Royalty Interest (ORRI) on all the oil and gas properties both current and future of the Employer. The ORRI shall be irrevocable and survive the termination of this agreement which shall be in perpetuity. The ORRI shall be paid as on a monthly basis as defined in the division orders in a manner and time corresponding to payments made to the Royalty and other ORRI’s. The term “Over Riding Royalty Interest” shall be defined as a fractional interest in the gross production of oil and gas, in addition to the usual royalties paid to any lessor.

9. BENEFITS. During the employment term, Executive shall be entitled to receive all other benefits of employment generally available to Employer’s other executive and managerial employees when and as he becomes eligible for them, including group health and life insurance benefits and an annual vacation.

9.1 Vacation. Executive shall be entitled to a paid annual vacation of three (3) weeks during the first year of employment, and four (4) weeks during any subsequent years; provided however, that vacation time may only be accumulated up to 6 months beyond the year in which they were accrued.

9.2 Personal Leave. Executive shall be entitled, without any adjustment in his compensation, to five (5) days personal leave in each fiscal year of employment hereunder. Personal leave may not be carried over from one fiscal year to the next.

9.3 Plans. Executive shall be entitled to participate in any and all plans, arrangements, or distributions by Employer pertaining to or in connection with any pension, bonus, profit sharing, stock options, and/or similar benefits for its employees and/or executives, as determined by the Board of Directors of committees thereof pursuant to the governing instruments which establish and/or determine eligibility and other rights of the participants and beneficiaries under such plans or other benefit programs.

9.4 Medical and Disability Coverage. Executive shall have the right to all medical coverage and long term disability coverage on the same terms and conditions as provided to other employees of Employer holding management positions. It is agreed and understood that Employer shall obtain reasonable medical, dental, and liability insurance for the benefit of Executive and other members of management as soon hereafter as is practical, and it shall use its best efforts to maintain such policies at all time during the employment term.

9.5 Automobile. For the term of this agreement and any extensions thereof, Employer shall provide Executive with an automobile allowance, not to exceed One Thousand dollars ($1,000) per month. Such automobile shall be chosen by Executive and financed by Employer.

9.6 Cell Phone. For the term of this Agreement and any extensions thereof, Employer shall provide Executive with a company cellular telephone to be used by Executive pursuant to his duties hereunder. Employer shall be solely responsible for all payments, including long distance, roaming and/or other airtime charges, associated with the cellular telephone.

9.7 Computers. For the term of this Agreement and any extensions thereof, Employer shall provide Executive with one (1) personal computer and one (1) laptop computer (“PC’s”) for use by Executive pursuant to his duties hereunder. Upon termination of this Agreement the Executive agrees to return both of the PC’s to Employer.

9.8 Business Expenses. Executive shall be provided with American Express and/or Visa/Master Card credit cards issued in the name of Employer, for purposes of paying business expenses. Additionally, Executive shall be entitled to receive proper reimbursement for all reasonable out-of-pocket expenses incurred directly by Executive in performing Executive’s duties and obligations under this Agreement. Employer shall reimburse Executive for such expenses on a monthly basis, upon submission by Executive of appropriate receipts, vouchers or other documents in accordance with Employer’s policy.

9.9

Fringe Benefits. Employer shall provide Executive with a monthly cash non-accountable expense allowance, not to exceed $2,000 per month, to cover Executive’s meals and travel incurred in the performance of Executive’s duties under this Agreement.

10. EXPENSE REIMBURSEMENT. During the employment term, Employer shall reimburse Executive for reasonable out-of-pocket expenses incurred in connection with Employer’s business, subject to such policies as Employer may from time to time reasonably establish for its employees.

11. INTELLECTUAL PROPERTY. All processes, inventions, patents, copyrights, trademarks, and other intangible rights that may be conceived or developed by Executive, either alone or with others, during the term of Executive’s employment, whether or not conceived or developed during Executive’s working hours, and with respect to which the equipment, supplies, facilities, or trade secret information of Employer was used, or that relate at the time of conception or reduction to practice of the invention to the business of the Employer or to Employer’s actual or demonstrably anticipated research and development, or that result from any work performed by Executive for Employer, shall be the sole property of Employer. Executive shall disclose to Employer all inventions conceived during the term of employment, whether or not the property of Employer under the terms of the preceding sentence, provided that such disclosure shall be received by Employer in confidence. Executive shall execute all documents, including patent applications and assignments, required by Employer to establish Employer’s rights under this Section.

12. INDEMNIFICATION OF EXECUTIVE. Employer shall, to the maximum extent permitted by law, indemnify and hold Executive harmless against expenses, including reasonable attorney’s fees judgments, fines, settlement, and other amounts actually and reasonably incurred in connection with any proceeding arising by reason of Executive’s employment by Employer. Employer shall advance to Executive any expense incurred in defending such proceeding to the maximum extent permitted by law.

13. TERMINATION BY EMPLOYER.

13.1 For Cause. Employer may terminate this Agreement at any time, if termination is “For Cause”, as hereinafter defined. “For Cause” shall mean: (i) any act of dishonesty or fraud knowingly perpetrated against the Employer as proven in a judicial hearing; (ii) the commission by Executive of a felony, a crime involving moral turpitude or other act causing material harm to Employer’s standing and reputation; (iii) Executive’s continued material failure to perform Executive’s duties to Employer after thirty (30) days’ written notice thereof to Executive; or (iv) gross negligence or willful misconduct by Executive with respect to Employer. If the Term of this Agreement is terminated by Employer for Cause: (a) Executive shall be entitled to receive Executive’s Salary only through the date of termination; and (b) Executive’s Option Shares shall be deemed owned by Executive through the end of the calendar quarter in which the termination for cause has occurred or 30 days whichever is greater. However, if a dispute arises between Employer and Executive that is not resolved within sixty (60) days and neither party initiates arbitration proceedings pursuant to Section 21.8, Employer shall have the option to pay Executive the lump sum of twelve (12) months base of Executive’s Salary at the time of termination (the “Severance Payment”) rather than Executive’s Salary through the date of termination, and Executive’s Option Shares shall continue to be deemed owned by Executive for 90 days after the termination for cause has been executed. Such determination to pay the Severance Payment in lieu of Executive’s Salary shall be made in the reasonable judgment of the Board of Directors. If Employer elects to make a payment to Executive of the Severance Payment, the parties hereto agree that such payment and the payment provided by Section 13.2 shall be Executive’s complete and exclusive remedy for such a termination for Cause.

13.2 Without Cause. If, during the Term of this Agreement, Employer terminates the Executive’s employment without Cause: (a) Executive shall be entitled to receive, through the end of the Term of this Agreement Executive’s Base Salary, payable in periodic installments on Employer’s regular paydays, at the rate then in effect; and (b) all of Executive’s Option Shares shall be deemed owned by Executive.

13.3

Effect of Termination on Unused Vacation Time. Upon the termination of this Agreement for any reason whatsoever, Executive shall also have the right to receive any accrued but unused vacation time, and any benefits vested under the terms of any applicable benefit plans.

14. TERMINATION BY EXECUTIVE.

14.1

By Resignation. Executive may terminate this Agreement by giving Employer thirty (30) days prior written notice of resignation. If Executive resigns with “Good Reason” (as defined below), this Agreement shall terminate but: (a) Executive shall continue to receive, through the end of the Term of this Agreement Executive’s Salary payable in periodic installments on Employer’s regular paydays, at the rate then in effect; and (b) all of Executive’s Stock Options. For purposes of this Agreement, “Good Reason” shall mean: (i) the assignment to Executive of duties substantially and materially inconsistent with the position and nature of Executive’s employment, the substantial and material reduction of the duties of Executive which is inconsistent with the position and nature of Executive’s employment, or the change of Executive’s title indicating a substantial and material change in the position and nature of Executive’s employment; (ii) a reduction in compensation and benefits that would substantially diminish the aggregate value of Executive’s compensation and benefits without Executive’s written consent; (iii) the failure by Employer to obtain from any successor, an agreement to assume and perform this Agreement; or (iv) a corporate “Change In Control” (as defined below). For purposes of this Agreement, “Change In Control” shall mean (1) a merger or consolidation in which securities possessing more than fifty percent (50%) of the total combined voting power of Employer’s outstanding securities are transferred to a person or persons different from the persons holding those securities immediately prior to such transaction in a transaction approved by the stockholders, or the sale, transfer, or other disposition of more than fifty percent (50%) of the total combined voting power of Employer’s outstanding securities to a person or persons different from the persons holding those securities immediately prior to such transaction; or (2) the sale, transfer or other disposition of all or substantially all of the Employer’s assets in complete liquidation or dissolution of Employer. If Executive resigns without Good Reason, Executive shall be entitled to receive Executive’s Salary only through the date of such resignation and Executive’s Stock Option shall be deemed owned by Executive only through the end of the calendar quarter of such resignation.

14.2

By Reason of Incapacity or Disability. If Executive becomes so incapacitated by reason of accident, illness, or other disability that Executive is unable to carry on substantially all of the normal duties and obligations of Executive under this Agreement for a continuous period of one-hundred-twenty (120) days (the “Incapacity Period”), this Agreement shall terminate but: (a) Executive shall receive, during the Incapacity Period and for the six (6) month period thereafter (the “Extended Period”), Executive’s Salary payable in periodic installments on Employer’s regular paydays, at the rate then in effect, reduced only by the amount of any payment(s) received by Executive pursuant to any disability insurance policy proceeds; and (b) Executive’s Stock Options shall be deemed owned by Executive through the Extended Period. For purposes of the foregoing, Executive’s permanent disability or incapacity shall be determined in accordance with Employer’s disability insurance policy, if such a policy is then in effect, or if no such policy is then in effect, such permanent disability or incapacity shall be determined by Employer’s Board of Directors in its good faith judgment based upon Executive’s inability to perform normal and reasonable duties and obligations.

15. DEATH OF EXECUTIVE. If Employee dies during the Term of this Agreement, Employer shall: (a) pay to the estate of Employee, for a period of six (6) months beginning on the date of death (the “Extended Period”), Employee’s Salary payable in periodic installments on Employer’s regular paydays, at the rate then in effect; and (b) any and all unexercised Stock Option shall survive Executive’s death and shall be exercisable by Executive’s estate or its beneficiaries to whom such Stock Options may be distributed in accordance with the original terms and conditions of any such Stock Options. Other death benefits will be determined in accordance with the terms of Employer’s benefit plans and programs.

16. AGREEMENT ON BUSINESS COMBINATION OR DISSOLUTION. This Agreement shall not be terminated by Employer’s voluntary or involuntary dissolution or by any merger in which Employer is not the surviving or resulting corporation, or on any transfer of all or substantially all of Employer’s assets. In the event any such merger or transfer of assets, the provisions of this Agreement shall be binding on and inure to the benefit of the surviving business entity or the business entity to which such assets shall be transferred.

17. TRADE SECRETS AND CONFIDENTIAL INFORMATION:

17.1 Nondisclosure. Without the prior written consent of Employer, Executive shall not, at any time, either during or after the term of this Agreement, directly or indirectly, divulge or disclose to any person, firm, association, or corporation, or use for Executive’s own benefit, gain, or otherwise, any customer lists, plans, products, data, results of tests and data, or any other trade secrets or confidential materials or like information (collectively referred to as the “Confidential Information”) of Employer and/or its Affiliates, as hereinafter defined, it being the intent of Employer, with which intent Executive hereby agrees, to restrict Executive from disseminating or using any like information that is unpublished or not readily available to the general public.

17.1.1 Definition of Affiliate. For purposes of this Agreement, the term “Affiliate” shall mean any entity, individual, firm, or corporation, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with Employer.

17.2 Return of Property. Upon the termination of this Agreement, Executive shall deliver to Employer all lists, books, records, data, and other information (including all copies thereof in whatever form or media) of every kind relating to or connected with Employer or its Affiliates and their activities, business and customers.

17.3 Notice of Compelled Disclosure. If, at any time, Executive becomes legally compelled (by deposition, interrogatory, request for documents, subpoena, civil investigative demand, or similar process or otherwise) to disclose any of the Confidential Information, Executive shall provide Employer with prompt, prior written notice of such requirement so that Employer may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. In the event that such protective order or other remedy is not obtained, that Employer waives compliance with the provisions hereof, Executive agrees to furnish only that portion of the Confidential Information which Executive is advised by written opinion of counsel is legally required and exercise Executive’s best efforts to obtain assurance that confidential treatment will be accorded such Confidential Information. In any event, Executive shall not oppose action by Employer to obtain an appropriate protective order or other reliable assurance that confidential treatment will be accorded the Confidential Information.

17.4 Assurance of Compliance. Executive agrees to represent to Employer, in writing, at any time that Employer so request, that Executive has complied with the provisions of this section, or any other section of this Agreement.

18. NON-COMPETITION. For a period of three (3) months after the termination of this Agreement, Executive expressly covenants and agrees that Executive will not and will not attempt to, without the prior written consent of the Board of Directors, directly or indirectly, (except as to those entities set forth in Paragraph 4, above):

18.1 Own, manage, operate, finance, join, control, or participate in the ownership, management, operation, financing, or control of, or be associated as an officer, director, employee, agent, partner, principal, representative, consultant, or otherwise with, or use or permit his name to be used in connection with, any line of business or enterprise that competes with Employer or its Affiliates (as defined herein) in any business of Employer or its Affiliates, existing or proposed, wherever located, provided that Executive shall not be prohibited from owning, directly or indirectly, less than one percent (1%) of the outstanding shares of any Corporation, the shares of which are traded on a National Securities Exchange or in the over-the-counter markets;

18.2 Interfere with or disrupt or attempt to interfere with or disrupt or take any action that could be reasonably expected to interfere with or disrupt any past or present or prospective relationship, contractual or otherwise, between Employer and/or any of its Affiliates, and any customer, insurance company, supplier, sales representative, or agent or employee of Employer or any such affiliate of Employer.

18.3 Directly or indirectly solicit for employment or attempt to employ or assist any other entity in employing or soliciting or attempting to employ or solicit for employment, either on a full-time, part-time, or consulting basis, any employee, agent, representative, or executive (whether salaried or otherwise, union or non-union) who within one (1) years of the time that Executive ceased to perform services hereunder has been employed by Employer or its Affiliates.

19. VIOLATION OF COVENANTS:

19.1 Injunctive Relief. Executive acknowledges and agrees that the services to be rendered by Executive hereunder are of a special unique, and personal character that gives them peculiar value; that the provisions of this section are, in view of the nature of the business of Employer, reasonable and necessary to protect the legitimate business interests of Employer; that violation of any of the covenants or Agreements hereof would cause irreparable injury to Employer, that the remedy at law for any violation or threatened violation thereof would be inadequate; and that, therefore, Employer shall be entitled to temporary and permanent injunctive or other equitable relief as it may deem appropriate without the necessity of proving actual damages and to an equitable accounting of all earnings, profits, and other benefits arising, from any such violation, or attempted violation, which rights shall be cumulative and in addition to all other rights or remedies available to Employer.

19.2 Permissibility. Executive and Employer recognize that the laws and public policies of the various states of the United States may differ as to the validity and enforceability of certain of the provisions contained in this section. It is the intention of Executive and Employer that the provisions of this section shall be enforced to the fullest extent permissible under the laws and public policies of each jurisdiction in which such enforcement is sought, but that the invalidation (or modification to conform with such laws or public policies) of any provision hereof shall not render unenforceable or impair the remainder of this section. Accordingly, if any provision of this section shall be determined to be invalid or unenforceable, either in whole or in part this section shall be deemed to delete or modify, as necessary, the offending provision and to alter the balance of this section in order to render it valid and enforceable to the fullest extent permissible as provided herein.

20. LIQUIDATED DAMAGES, EMPLOYER’S BREACH. In the event of any material breach of this Agreement on the part of Employer, Executive at his sole option, may terminate his employment under this Agreement and, at his sole option, shall be entitled to receive as liquidated damages the amounts set forth in the following subsection. The liquidated damages so received by Executive shall not be limited or reduced by amounts that Executive might otherwise earn or be able to earn during the period between termination of his employment under this Agreement and payment of those liquidated damages. The provisions of this Section 20 shall be in addition to any and all rights Executive may have in equity or at law to require Employer to comply with or to prevent the breach of this Agreement.

20.1 The present value on the payment date (as defined in this section) of the full amount of his basic salary as provided for in this Agreement for five (5) years following the payment due, discounted to the payment date at a rate for quarterly periods based on prime interest rate charged by Bank of America in Las Vegas, Nevada, for short term commercial loans on the payment date. The amount payable to Executive under this subsection shall be due and payable in full on the date of notification of Employer by Executive of the exercise of his option to terminate his employment under this Agreement (the “payment date”).

21. MISCELLANEOUS:

21.1	Authority to Execute. The parties herein represent that they have the authority to execute this Agreement.

21.2 Severability. If any term, provision, covenant, or condition of this Agreement is held by a court of competent jurisdiction to be invalid, void, or unenforceable, the rest of this Agreement shall remain in full force and effect.

21.3 Successors. This Agreement shall be binding on and inure to the benefit of the respective successors, assigns, and personal representatives of the parties, except to the extent of any contrary provision in this Agreement.

21.4	Assignment. This Agreement may not be assigned by either party without the written consent of the other party.

21.5

Singular, Plural and Gender Interpretation. Whenever used herein, the singular number shall include the plural, and the plural number shall include the singular. Also, as used herein, the masculine, feminine or neuter gender shall each include the others whenever the context so indicates.

21.6 Captions. The subject headings of the paragraphs of this Agreement are included for purposes of convenience only, and shall not effect the construction or interpretation of any of its provisions.

21.7 Entire Agreement. This Agreement contains the entire agreement of the parties relating to the rights granted and the obligations assumed in this instrument and supersedes any oral or prior written agreements between the parties. Any oral representations or modifications concerning this instrument shall be of no force or effect unless contained in a subsequent written modification signed by the party to be charged.

21.8 Arbitration. Any controversy or claim arising out of, or relating to, this Agreement, or the making, performance, or interpretation thereof, shall be submitted to a panel of three (3) arbitrators. The arbitration shall comply with and be governed by the provisions of the American Arbitration Association. The panel of arbitrators shall be composed of two (2) members chosen by Executive and Employer respectively and one (1) member chosen by the arbitrators previously selected. The findings of such arbitrators shall be conclusive and binding on the parties hereto. The cost of arbitration shall be borne by the losing party or in such proportions as the arbitrator shall conclusively decide.

21.9 No Waiver. No failure by either Executive or Employer to insist upon the strict performance by the other of any covenant, agreement, term or condition of this Agreement or to exercise the right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or of any such covenant, agreement, term or condition. No waiver of any breach shall affect or alter this Agreement, but each and every covenant, condition, agreement and term of this Agreement shall continue in full force and effect with respect to any other then existing or subsequent breach.

21.10 Time of the Essence. Time is of the essence of this Agreement, and each provision hereof.

21.11	Counterparts. The parties may execute this Agreement in two (2) or more counterparts, which shall, in the aggregate, be signed by both parties, and each counterpart shall be deemed an original instrument as to each party who has signed by it.

21.12

Attorney’s Fees and Costs. In the event that suit be brought hereon, or an attorney be employed or expenses be incurred to compel performance the parties agree that the prevailing party therein be entitled to reasonable attorney’s fees.

21.13	Governing Law. The formation, construction, and performance of this Agreement shall be construed in accordance with the laws of Nevada.

21.14

Notice. Any notice, request, demand or other communication required or permitted hereunder or required by law shall be in writing and shall be effective upon delivery of the same in person to the intended addressee, or upon deposit of the same with an overnight courier service (such as Federal Express) for delivery to the intended addressee at its address shown herein, or upon deposit of the same in the United States mail, postage prepaid, certified or registered mail, return receipt requested, sent to the intended addressee at its address shown herein. The address of any party to this Agreement may be changed by written notice of such other address given in accordance herewith and actually received by the other parties at least ten (10) days in advance of the date upon which such change of address shall be effective.

Executive Address	Employer Address
Paul Branagan	Petrol Oil and Gas, Inc.
2948 Vista del Sol	3161 E. Warm Springs Road, Suite 300
Las Vegas, NV 89120	Las Vegas, Nevada 89120
702-451-7324	702-454-7318

IN WITNESS WHEREOF, the parties have entered into this Agreement on the date first above written.

EXECUTIVE:

/s/ Paul Branagan

Paul Branagan

EMPLOYER:

Petrol Oil and Gas, Inc.,

a Nevada corporation

By: /s/ Loren Moll
Loren Moll, Director